Exhibit 10.24

Fourth Amendment

to the

Owens & Minor, Inc. Pension Plan

(Amended to include all amendments adopted through October 22, 2008)

First: The “Introduction” is amended by adding the following sentence at the end thereof:

The Plan is further amended to reflect certain changes under the Worker, Retiree, and Employer Recovery Act of 2008, and for good faith compliance with the final Treasury Regulations for Code Sections 430 and 436 funding based limits.

Second: Effective for Plan Years beginning after December 31, 2009, Plan section 6.06, “Lump Sum Death Benefit,” is amended by adding the words “for Plan Years beginning before January 1, 2010” at the end of the last sentence in the second paragraph.

Third: Effective for Limitation Years beginning after December 31, 2008, Subsection (3)(b) in the Appendix is amended by replacing the second paragraph under the bulleted paragraph entitled “Code section 417(e)(3) Applicable Mortality Table” with the following paragraph:

The Applicable Mortality Table that is used for purposes of adjusting any benefit or limitation under Code section 415(b)(2)(B), (C), or (D) shall remain the same for the 2008 Limitation Year. Effective for Limitation Years beginning after December 31, 2008, the Applicable Mortality Table that is used for purposes of adjusting any benefit or limitation under Code section 415(b)(2)(B), (C), or (D) shall be the applicable mortality table within the meaning of Code section 417(e)(3)(B).

Fourth: Effective for Plan Years beginning after December 31, 2007, Article IX, “Maximum Benefits and Required Distribution of Benefits,” is amended by adding new section 9.04 at the end thereof:

9.04. Pension Protection Act of 2006—Funding-Based Limits

Notwithstanding anything in the Plan to the contrary, effective for Plan Years beginning after December 31, 2007, the following shall apply:

(a) Limitation on Shutdown Benefits and other Unpredictable Contingent Event Benefits. The Plan will not distribute shutdown or other unpredictable contingent benefits, if any, if the Plan’s adjusted funding target attainment percentage (“AFTAP”) for the Plan Year is (i) less than 60%, or (ii) would be less than 60% taking into account such occurrence. For this purpose, an “unpredictable contingent event benefit” is any benefit payable due to (i) a plant shutdown (or other similar event) or (ii) an event other than the attainment of a particular age, performance of a service, receipt or derivation of certain compensation, or occurrence of death or disability. This restriction will cease to apply as of the first day of the Plan Year in which the

Corporation makes a Plan contribution equal to at least (i) the minimum required contribution under Code section 430, plus (ii) either (A) the amount of the increase in the Plan’s funding target attributable to the shutdown (or other similar event), or (B) an amount sufficient to bring the Plan’s AFTAP up to at least 60%.

(b) Limitations on Plan Amendments Increasing Benefit Liability. No Plan amendment that increases Plan liabilities (by increasing benefits, establishing new benefits, changing the benefit accrual rate, or changing the rate at which benefits become nonforfeitable) will take effect if the Plan’s AFTAP is (i) less than 80%, or (ii) would be less than 80% taking into account such amendment. This restriction will not apply to an amendment that provides a benefit increase that is not based on compensation, if the rate of increase does not exceed the contemporaneous rate of increase in the average wages of Participants covered by the amendment. This restriction will cease to apply as of the first day of the Plan Year in which the Corporation makes a Plan contribution equal to at least (i) the minimum required contribution under Code section 430, plus (ii) either (A) the amount of the increase in the Plan’s funding target attributable to the amendment, or (B) an amount sufficient to bring the Plan’s AFTAP up to at least 80%.

(c) Limitations on Accelerated Benefit Distributions. Except as provided in Code section 436:

(1) If the Plan’s AFTAP is less than 60%: then (i) the Plan shall not make a Prohibited Payment after the valuation date for the Plan Year (or such other date provided by the applicable Treasury Regulations); and (ii) a Participant or Beneficiary is not permitted to elect an optional form that includes a Prohibited Payment with respect to an Annuity Starting Date that is on or after the measurement date provided by the applicable Treasury Regulations.

(2) The Plan will not make a Prohibited Payment during any period in which the Corporation is in bankruptcy proceedings, unless the Plan’s enrolled actuary certifies that the Plan’s AFTAP is at least 100%.

(3) If the Plan’s AFTAP is at least 60%, but less than 80%, the Plan will not make a Prohibited Payment after the valuation date for the Plan Year if the amount of the Prohibited Payment exceeds the lesser of (i) 50% of the amount that could be paid without regard to this provision, or (ii) the present value of the maximum PBGC guarantee with respect to an affected Participant.

(4) A Participant for whom a Prohibited Payment (or a series of Prohibited Payments under a single optional form of benefit) is made in accordance with subparagraph (c)(3) may not receive an additional payment that would be a Prohibited Payment during any period of consecutive plan years to which any of the limitations under subparagraphs (c)(1), (c)(2) or (c)(3) apply.

(5) If a limitation on Prohibited Payments under Code section 436(d) applies to the Plan, then in accordance with rules established by the Plan Administrator, consistent with the terms of the Plan and Code section 436, the following shall apply, to the extent applicable:

(A) If a benefit otherwise payable under the Plan cannot be paid (in whole or in part) during a Restricted Period solely because of the application of subparagraph (c)(3), an affected Participant or Beneficiary may elect to receive (or continue to receive) the unrestricted portion of the benefit which is not a Prohibited Payment and can be received during a Restricted Period (the “Unrestricted Benefit”).

(B) To the extent required by law, an affected Participant or Beneficiary may elect to defer receipt of his or her entire Accrued Benefit until the end of the Restricted Period. In such event, such Participant or Beneficiary shall be entitled to payment of his or her entire Accrued Benefit, actuarially adjusted to reflect any deferred or Prohibited Payments (or the deferral of any payments otherwise due) during the Restricted Period, in any optional form available under the Plan, as soon as reasonably possible following the end of the Restricted Period.

(C) To the extent required by law, an affected Participant or Beneficiary may, with respect to a Restricted Period, elect another optional form of benefit under the Plan, if any, applicable to his or her entire Accrued Benefit. Such election shall apply without modification (other than any actuarial adjustment required to reflect any deferred or Prohibited Payments (or the deferral of any payments otherwise due)) during the Restricted Period and continue in effect thereafter, to the extent such optional form of benefit satisfies the limitations of Code section 436.

(D) To the extent required by law, an affected Participant or Beneficiary who has elected to receive an Unrestricted Benefit during the Restricted Period may elect to have the portion of his or her Accrued Benefit not paid during the Restricted Period, because of the application of subparagraph (c)(3), paid in any optional form of benefit available under the Plan, actuarially adjusted to reflect any deferred or other payments (or the deferral of any payments otherwise due) during the Restricted Period. Such payments shall commence as soon as reasonably possible after the end of the Restricted Period as of a new Annuity Starting Date (in accordance with rules established by the Plan Administrator and consistent with Code section 436 and the other terms of the Plan).

(E) The remaining Accrued Benefit of a Participant or Beneficiary, actuarially adjusted to reflect any Prohibited Payments during the Restricted Period, shall, in the absence of any other election permitted under the Plan, continue to be paid, following the end of the Restricted Period, in the same optional form as previously elected or provided under the Plan before commencement of the Restricted Period.

(6) This restriction will not apply for any Plan Year in which Plan terms do not provide for benefit accruals with respect to any Participant for the period beginning September 1, 2005, and extending throughout the applicable Plan Year.

(7) The term “Prohibited Payment” means:

(i) any payment in excess of the monthly amount paid under a single life annuity (plus any social security supplements) to a Participant or Beneficiary whose Annuity Starting Date occurs during any period a limitation is in effect (other than a lump sum payment that is not in excess of $5,000 or other amount as may be distributed without the Participant’s or Spouse’s consent under Code section 411(a)(11));

(ii) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits; and

(iii) any other payment specified by the Secretary.

(8) The term “Restricted Period” means the period during which benefit payments are restricted under the Plan pursuant to Code section 436.

(d) Limitation on Benefit Accruals During a Severe Funding Shortfall. If the Plan’s AFTAP is less than 60%, benefit accruals under the Plan will cease as of the valuation date for the Plan Year. This restriction will cease to apply as of the first day of the Plan Year in which the Corporation makes a Plan contribution equal to at least (i) the minimum required contribution under Code section 430, plus (ii) an amount sufficient to bring the Plan’s AFTAP up to at least 60%. If a limitation on further benefit accruals under Code sections 436(c) or (e) ceases to apply to the Plan, any amounts which are not otherwise accrued in accordance the terms of the Plan during Restricted Period shall be reinstated effective as of the day following the Restricted Period in accordance with rules established by the Plan Administrator consistent with the other terms of the Plan.

(e) For any period during which a presumption under Code section 436(h) applies, these limitations will apply as if the Plan’s AFTAP for the Plan Year is the presumed AFTAP, as determined under Code section 436(h) in accordance with the rules set forth in the corresponding Treasury Regulations. If the presumptions of Code section 436(h) are not in effect, then the applicable AFTAP certification shall apply and be effective as provided by the applicable Treasury Regulations.

(f) The foregoing limitations and restrictions shall be applied in accordance with Code section 436 and any corresponding Treasury Regulations issued pursuant thereto, which provisions of the Code and corresponding Treasury Regulations are hereby incorporated into the Plan by reference. Further, notwithstanding any Plan provision to the contrary: (i) the provisions of this Plan section are only effective to the extent required by the final Treasury Regulations under Code section 436 and applicable law; and (ii) any provision in this Plan section which is neither required by nor consistent with applicable law shall be void ab initio.